CHILDREN'S TERM INSURANCE RIDER

In this rider, "we", "our" and "us" mean The Equitable Life Assurance Society of the United States. "You" and "your" mean the owner of the policy at the time an owner's right is exercised.

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THIS RIDER'S BENEFIT AND ITS COST. We will pay to the Beneficiary the amount of term insurance in effect on an insured child under this rider, upon receiving proof that the child died on or before the earlier of: (a) the child's 25th birthday; or (b) the Expiry Date of this rider, which is the policy anniversary nearest the insured person's 65th birthday or any earlier termination of the insurance under the policy.

The amount of term insurance on each insured child is $1,000 for each unit of coverage.

The Policy Information section of the policy or the rider that adds this benefit shows the number of units of coverage.

While this rider is in effect, its charge will be a part of the monthly deduction from the Policy Account. The maximum monthly charge for this benefit is shown in the Table of Maximum Monthly Charges For Benefits on Page 4 of this policy.

INSURED CHILD. An insured child under this rider is any child at least 15 days old who is:

o a child, stepchild, or legally adopted child of the insured person, who is named for coverage in the application for this rider and had not reached his or her 18th birthday on the date of application; or

o a child born to the insured person after the date of the application for this rider; or

o a child legally adopted by the insured person after the date of the application for this rider but before the child's 18th birthday.

BENEFICIARY FOR THIS BENEFIT. The term "Beneficiary" in this rider means only the Beneficiary for the benefit payable at the death of an insured child.

The Beneficiary for the benefit payable at the death of an insured child will be the insured person, if living; if not living, the surviving children of the insured person, unless another Beneficiary for this benefit has been named in the application (or by any later change) and is living at the death of that child. If no Beneficiary under this arrangement is living at an insured child's death, the benefit will be paid to that child's estate.

"Surviving children of the insured person" as used in this rider means: (1) surviving children (including legally adopted children) of the insured person, whether or not insured under this rider; and (2) surviving stepchildren who are or have been insured under this rider. If there are two or more surviving children of the insured person, they will share equally.

You may change the beneficiary for insurance on an insured child while that child is living by written notice in a form satisfactory to us. The change will take effect on the date you sign the notice, except that it will not apply to any payment we make or other action we take before we receive the notice.

PAID-UP INSURANCE. If the insured person dies while this rider is in effect, we will issue a paid-up term insurance policy on the life of each surviving insured child then insured under this rider, subject to the Suicide Exclusion of this rider. The policy will provide the same term insurance benefits as this rider. Unless otherwise stated in the application or later changed: (1) the owner of the policy will be the insured child; and (2) the beneficiary of the policy will be the surviving children of the insured person.

CONVERSION PRIVILEGE. While this rider is in effect, you may convert term insurance on an insured child to a new policy on the life of that child. You may do this as of the day following the earlier of: (a) the child's 25th birthday; or (b) the Expiry Date of this rider. We will not ask for evidence of insurability, except as stated herein for additional benefit riders.

The new policy will have an insurance amount equal to the amount of term insurance on the child. Or, if the conversion date is determined by (a) of the paragraph above, you may choose that the insurance amount be up to five times the amount of term insurance on the child. Or, you may choose a lower amount allowed by our rules in effect on the conversion date.

The Register Date of the new policy will be the conversion date. Premiums for the new policy will be based on our rates in effect on that date. They will be for the insured child's then attained insurance age. You may choose that the new policy be on any permanent plan of insurance for which it qualifies under our rules then in effect as to plan, amount, age and class of risk.

You may ask that additional benefit riders be included in the new policy. The issue of any rider will require our consent and evidence of the insured child's insurability satisfactory to us.

The first premium for the new policy must be received by us on or within 31 days before the conversion date. We will tell you the amount of the first premium for the new policy on request.

R94-218   Children's Term Insurance Rider                    (continued on back)



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WHEN THIS RIDER WILL TERMINATE.  This rider will not be in effect:

1.   On and after its Expiry Date;

2.   If the insurance under this rider is replaced by paid-up insurance; or

3.   If the policy terminates.

You may terminate this rider by asking for this in writing. The effective date of termination will be the beginning of the policy month which coincides with or next follows the date we receive your request.

HOW YOU MAY RESTORE THIS RIDER'S BENEFIT. If you restore the policy's benefits, you may restore it with this rider in accordance with the section of the policy entitled "Restoration of Policy Benefits." You must also provide evidence satisfactory to us of the insurability of each child who will be insured under this restored rider. No benefit will be payable for any insured child who died between the end of the grace period and the date of restoration of rider benefits.

SUICIDE EXCLUSION. If the insured person commits suicide, while sane or insane, within two years after the later of: (a) the Date of Issue of the policy; or (b) the date as of which this rider becomes effective if added or restored after issue of the policy, our liability under this rider will be limited to the payment of a single sum equal to the monthly deductions made for it.

However, the expiring term insurance on each insured child covered by this rider may be converted to a new policy with an insurance amount equal to such term insurance, in accordance with the Conversion Privilege of this rider. This conversion may be made within 31 days after the insured person dies.

WHEN THIS RIDER IS INCONTESTABLE. We have the right to contest the validity of this rider based on material misstatements made in the application for it. However, the insurance as to each insured child included for coverage in the application for this rider will become incontestable after it has been in effect during the lifetime of that child for two years from the later of: (a) the Date of Issue of the policy; or (b) the date as of which this rider becomes effective if added or restored after issue of the policy. All statements made in such application are representations and not warranties.

HOW THIS RIDER RELATES TO THE POLICY. This rider is a part of the policy. Its benefits are subject to all the terms of this rider and the policy.

You may choose while an insured child is living that any amount to be paid under this rider at that child's death be applied for the benefit of the Beneficiary in accordance with the payment options described in the section of the policy entitled "How Benefits Are Paid." If you have not done this, the Beneficiary will have this right upon the death of the insured child. If you change the Beneficiary, any previous choice of payment options under this rider is cancelled. You may choose a payment option for the new Beneficiary in accordance with such section of the policy.


            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

/s/  Pauline Sherman                        /s/  Christopher M. Condron

Pauline Sherman, Senior Vice President,     Christopher M. Condron
Secretary and Associate General Counsel     Chairman and Chief Executive Officer


R94-218